
                                                       ALLEGHENY ENERGY, INC.
                                                       (THOUSANDS OF DOLLARS)

                                    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                                                           NINE MONTHS
                                                              ENDED                        TWELVE MONTHS ENDED
                                                          SEPTEMBER 30,                        DECEMBER 31,
                                                           --------     ------------------------------------------------------------
                                                             2001         2000         1999         1998         1997         1996
                                                           --------     --------     --------     --------     --------     --------
Earnings:
  Net Income* ........................................     $386,622     $313,652     $285,389     $263,008     $281,296     $210,047
  Plus:  Fixed charges (see below) ...................      216,687      234,314      194,431      188,328      194,916      186,666
         Income taxes* ...............................      226,312      187,424      166,915      168,702      177,716      130,347
         Amortized capitalized interest ..............          162          116           37            4           --           --
  Less:  Capitalized interest.........................       (5,788)      (5,149)      (2,219)        (828)          --           --
         Equity in Earnings - Ventures ...............         (328)      (2,263)       1,028          (31)          --           --
                                                           --------     --------     --------     --------     --------     --------
Total Earnings .......................................     $823,667     $728,094     $645,581     $619,183     $653,928     $527,060
                                                           --------     --------     --------     --------     --------     --------

Fixed Charges:
  Interest on long-term debt .........................     $158,379     $172,703     $155,198     $161,057     $173,568     $166,387
  Other interest .....................................       52,301       56,621       31,612       19,395       14,409       15,398
  Estimated interest component of rentals ............        6,007        4,990        7,621        7,876        6,939        4,881
                                                           --------     --------     --------     --------     --------     --------
    Total Fixed Charges ..............................     $216,687     $234,314     $194,431     $188,328     $194,916     $186,666
                                                           --------     --------     --------     --------     --------     --------

Ratio of Earnings to Fixed Charges ...................         3.80         3.11         3.32         3.29         3.35         2.82
                                                           ========     ========     ========     ========     ========     ========

* Net income and income taxes exclude extraordinary charges, minority interest and accounting changes.